Exhibit 4.434

Centre for Licensing, Certification and Protection of State Secrets of the Federal Security Service (FSB) of Russia

LICENSE

ЛСЗ No. 0016453 Рег. No. 17283 Н dated 06 June 2019

For carrying out (the licensed type of activity is specified) development, production, distribution of encryption (cryptographic) facilities, information and telecommunication systems, which are protected with encryption (cryptographic) facilities, for works and services in the field of data encryption, technical support services of encryption (cryptographic) facilities, information and telecommunication systems, which are protected with encryption (cryptographic) facilities (except where technical support services of encryption (cryptographic) facilities, information and telecommunication systems, which are protected with encryption (cryptographic) facilities, are performed for the own needs of the legal entity or individual entrepreneur).

Types of works (services) performed (rendered) as part of the licensed activity, in accordance with part 2 of article 12 of the Federal law “On licensing of certain types of activities” (specified in accordance with the list of works (services) established by the regulation on licensing of the corresponding type of activity): works provided for in the items 12, 13, 15, 20, 21, 22, 24, 25, 26, 28 the list of works performed and services rendered that make up the licensed activity in respect of encryption (cryptographic) facilities, which is an Annex to the Regulations approved by the government of the Russian Federation on April 16, 2012 No. 313.

This License is granted to (specified the full and (if available) abbreviated name (including business name), legal form of the legal entity, surname, first name and (if available) patronymic of the individual entrepreneur, name and details of the identity document): MTS Bank Public Joint-Stock Company (MTS Bank PJSC)

Primary State Registration Number of a Legal Entity

(Individual Entrepreneur) OGRN: 1027739053704

Tax Identification Number TIN: 7702045051

Location and place of implementation of the licensed type of activity (specify the address of the location (place of residence - for an individual entrepreneur) and the address of places of work (services) performed (rendered) as part of the licensed type of activity)

Location: 18 bldg. 1, Andropova prospect, Moscow, 115432

Place of implementation of the licensed type of activity:

-                    on the items 12, 13, 15, 20, 21, 22, 24, 25, 26, 28 the list of works performed and services rendered that make up the licensed activity in respect of encryption (cryptographic) facilities, which is an Annex to the Regulations approved by the government of the Russian Federation on April 16, 2012 No. 313:

-                    3 bldg. 2, 1st Dorojniy proesd str., Moscow, 117545

-                    6 bldg. 1, 2nd Vyasovskiy proesd str., Moscow, 100428

-                    18 bldg. 1, Andropova prospect, Moscow, 115432

-                    on the items 21, 22, 24 the list of works performed and services rendered that make up the licensed activity in respect of encryption (cryptographic) facilities, which is an Annex to the Regulations approved by the government of the Russian Federation on April 16, 2012 No. 313:

-                    51, Leningradskaya str., Khabarovsk, 680021

Validity: unlimited

This license is granted based on the decision of the licensing authority- order of June 06, 2019 No. 319

Head of the Center	/signature/	D.A. Ryabov

[Round seal of the Federal Security Service (FSB) of Russia]